Dresser-Rand Reports Third Quarter 2010 Diluted EPS of $0.46

HOUSTON, Oct. 28 /PRNewswire-FirstCall/ --

Results Summary (dollars in millions, except per share data):
	Three Months Ended Sept.		Nine Months Ended Sept.
	2010	2009	2010	2009
Total revenues	$483.1	$612.1	$1,416.4	$1,727.1
Operating income	$65.3	$105.6	$192.6	$265.9
Income before income taxes	$59.6	$100.5	$153.6	$246.3
Net income	$37.5	$74.6	$94.8	$169.4
Diluted EPS	$0.46	$0.91	$1.16	$2.07
Shares used to compute diluted EPS (000)	80,948	82,013	81,804	81,794
Total bookings	$360.5	$290.8	$1,483.0	$1,051.3
Total backlog	$1,738.0	$1,644.9	$1,738.0	$1,644.9

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $37.5 million, or $0.46 per diluted share, for the third quarter 2010. This compares to a net income of $74.6 million, or $0.91 per diluted share, for the third quarter 2009.

Vince Volpe, President and Chief Executive Officer of Dresser-Rand, said, "As we work through lower volumes caused by last year's worldwide recession, we are pleased with the continued strong operating margins and solid business performance resulting in third quarter operating income of $65 million.

"With respect to new unit bookings, we saw the expected sequential drop in orders which were down from second quarter ($304 million) to third quarter ($125 million). The reduction was forecast during the second quarter conference call and is essentially due to timing of several large projects, which are expected to close in the fourth quarter. As an example, in the month of October the Company has already received commitments for approximately $100 million of projects. On this basis, we reiterate our guidance that new unit full year bookings will be in the $1.1 to $1.3 billion range.  We also expect to experience continued strength in demand going forward.

"As to aftermarket bookings, we continue to experience sluggish performance, especially in the downstream market.  While year over year bookings for the third quarter were up by 11.1% from 2009, they were down sequentially by approximately 7.1% from the second quarter. We do believe that bookings will increase in the fourth quarter and throughout 2011, as we expect to see a more deliberate, but real, recovery in this segment."

Total revenues for the third quarter 2010 of $483.1 million decreased $129.0 million, or 21.1%, compared with $612.1 million for the third quarter 2009.  Total revenues for the nine months ended September 30, 2010, of $1,416.4 million decreased $310.7 million, or 18.0%, compared with revenues of $1,727.1 million for the corresponding period in 2009.

Operating income for the third quarter 2010 was $65.3 million. This compares to operating income of $105.6 million for the third quarter 2009.  Third quarter 2010 operating income decreased from the year ago quarter primarily due to lower volumes.

As a percentage of revenues, operating income for the third quarter 2010 was 13.6%, compared to 17.3% for the corresponding period in 2009.  The decrease was primarily attributable to lower volumes and a less favorable mix within the new units segment.

Operating income for the nine months ended September 30, 2010, was $192.6 million. This compares to operating income of $265.9 million for the corresponding period in 2009. As a percentage of revenues, operating income for the nine months ended September 30, 2010 was 13.5%, compared to 15.4% for the nine months ended September 30, 2009.  The decrease in both operating income and income as a percentage of sales was primarily due to lower volumes.

Net income for the third quarter of $37.5 million decreased 49.7% from the corresponding period in 2009.  The decrease reflects the factors contributing to the change in operating income and a higher effective tax rate.  The higher effective tax rate resulted from adjustments made in this year's third quarter to reflect certain foreign assessments.  In addition, last year's third quarter effective tax rate reflected some one-time benefits and adjustments resulting from a corporate restructuring the Company executed to facilitate its global cash management.

Bookings for the third quarter 2010 were $360.5 million, which was $69.7 million or 24.0% higher than the third quarter 2009 of $290.8 million. Bookings for the nine and twelve months ended September 30, 2010, of $1,483.0 million and $2,093.2 million, respectively, were 41.1% and 18.8% higher than the bookings for the corresponding periods ended September 30, 2009, of $1,051.3 million and $1,762.1 million, respectively.  The backlog at the end of September 2010, was $1,738.0 million or 5.7% higher than the backlog at the end of September 2009 of $1,644.9 million.

New Units Segment

New unit revenues for the third quarter 2010 of $251.3 million decreased $95.9 million or 27.6% compared with $347.2 million for the third quarter 2009. New unit revenues for the nine months ended September 30, 2010, of $704.1 million decreased $269.8 million or 27.7% compared with $973.9 million for the corresponding period in 2009.

New unit operating income was $32.6 million for the third quarter 2010 compared with operating income of $55.9 million for the third quarter 2009.  This segment's operating margin was 13.0% compared with 16.1% for the third quarter 2009. The decrease in operating income and margin from the corresponding period in 2009 was principally attributable to lower volumes and a less favorable mix within the segment.

New unit operating income was $101.7 million for the nine months ended September 30, 2010, compared with operating income of $129.2 million for the corresponding period in 2009.  The decrease in operating income was primarily due to lower volumes.  This segment's operating margin for the nine months ended September 30, 2010, was 14.4% compared with 13.3% for the corresponding period in 2009. The increase in this segment's operating margin was primarily attributable to cost and productivity improvements in the nine months ended September 30, 2010.

Bookings for the three months ended September 30, 2010, of $125.1 million were 58.4% higher than bookings for the corresponding period in 2009 of $79.0 million. Bookings for the nine and twelve months ended September 30, 2010, of $730.1 million and $1,099.8 million, respectively, were 104.2% and 42.2% higher than the bookings for the corresponding periods ended September 30, 2009, of $357.5 million and $773.4 million, respectively.  The backlog at September 30, 2010, of $1,384.4 million was 7.4% higher than the backlog of $1,289.2 million at September 30, 2009.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the third quarter 2010 of $231.8 million decreased $33.1 million or 12.5% compared with $264.9 million for the third quarter 2009. Aftermarket parts and services revenues for the nine months ended September 30, 2010, of $712.3 million decreased $40.9 million or 5.4% compared with $753.2 million for the corresponding period in 2009.

Aftermarket operating income for the third quarter 2010 of $55.2 million decreased 21.4% compared with $70.2 million for the third quarter 2009. This segment's operating margin for the third quarter 2010 of approximately 23.8% compares with 26.5% for the third quarter 2009.  The decrease in this segment's operating income and margin was principally due to lower volumes.

Aftermarket operating income for the nine months ended September 30, 2010, of $159.2 million decreased 19.1% compared with $196.7 million for the corresponding period in 2009. This segment's operating margin for the nine months ended September 30, 2010, of approximately 22.4% compares with 26.1% for the corresponding period in 2009. The decrease in operating income and margin from the corresponding nine month period in 2009 was primarily attributable to lower volumes and a less favorable mix within the segment.

Bookings for the three months ended September 30, 2010, of $235.4 million were 11.1% higher than bookings for the corresponding period in 2009 of $211.8 million. Bookings for the nine and twelve months ended September 30, 2010, of $752.9 million and $993.4 million, respectively, were 8.5% and 0.5% higher than the bookings for the corresponding periods ended September 30, 2009, of $693.8 million and $988.7 million, respectively. The backlog at September 30, 2010, of $353.6 million was comparable to the backlog of $355.7 million at September 30, 2009.

Liquidity and Capital Resources

As of September 30, 2010, cash and cash equivalents totaled $333.0 million and borrowing availability under the Company's $500 million senior secured credit facility was $342.2 million, as $157.8 million was used for outstanding letters of credit.

In the first nine months of 2010, cash provided by operating activities was $258.1 million compared with $79.6 million for the corresponding period in 2009. The increase of $178.5 million in net cash provided by operating activities was principally from changes in working capital and reduced pension contributions . Principal uses of cash in the first nine months of 2010, included capital expenditures of $13.5 million, share repurchases of $63.3 million, acquisitions totaling $44.7 million and an earnout payment of $24.1 million associated with the 2008 acquisition of Peter Brotherhood Ltd.

As of September 30, 2010, total debt was $370.0 million and total debt net of cash and cash equivalents was approximately $37.0 million.

Outlook

The market for new unit orders continues to be strong and the Company reiterates its guidance for full year segment bookings to be between $1.1 and $1.3 billion. Similarly, the Company expects sequentially higher aftermarket bookings in the fourth quarter compared to the average run rate for the first nine months of 2010 of approximately $250 million per quarter.  The Company estimates that the stronger U.S. dollar and its decision in March of this year to restrict its foreign subsidiaries from continuing aftermarket support in sanctioned countries will negatively impact its full year operating income by approximately $20 million.  As such, the Company expects its full year operating income to be in the range of $255 to $270 million.

Members of Dresser-Rand's senior executive team will conduct an in-depth discussion of the Company's strategy and plans to accelerate growth through various R&D programs and infrastructure initiatives at its upcoming Investor / Analyst Day scheduled for Thursday, November 11, 2010, at the JW Marriott Hotel, Houston, Texas.

Conference Call

The Company will discuss its third quarter 2010 results at its conference call on Friday, October 29, 2010.  A webcast presentation will be accessible live at 9:00 a.m. Eastern Time. You may access the live presentation at www.dresser-rand.com.  Participants may also join the conference call by dialing (877) 303-3133 in the U.S. and (408) 247-3882 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 (noon) Eastern Time on October 29, 2010, through 11:59 p.m. Eastern Time on November 5, 2010.  You may access the webcast replay at www.dresser-rand.com.  A replay of the conference can be accessed by dialing (800) 642-1687  in the U.S. and (706) 645-9291  from outside the U.S. And referencing conference ID 19627553.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries.  The Company operates manufacturing facilities in the United States, France, United Kingdom, Germany, Norway, India, and China, and maintains a network of 39 service and support centers covering more than 140 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information.  The words "anticipates", "believes", "expects", "intends", "appears", "outlook", and similar expressions identify such forward-looking statements.  Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected.  These factors, risks and uncertainties incl ude, among others, the following: potential for material weaknesses in its internal controls; economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy to increase aftermarket parts and services revenue; competition in its markets; failure to complete or achieve the expected benefits from any future acquisitions; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; unexpected product claims and regulations; infringe ment on its intellectual property or infringement on others' intellectual property; difficulty in implementing an information management system; and the Company's brand name may be confused with others.  These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov.  Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements.  The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition.  The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.  For information about Dresser-Rand, go to its website at www.dress er-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(Unaudited; $ in millions, except per share amounts)

Net sales of products	$ 378.5	$ 494.8	$ 1,085.3	$ 1,400.3
Net sales of services	104.6	117.3	331.1	326.8
Total revenues	483.1	612.1	1,416.4	1,727.1
Cost of products sold	261.9	350.3	748.6	1,015.7
Cost of services sold	76.0	79.6	236.9	222.2
Total cost of sales	337.9	429.9	985.5	1,237.9
Gross profit	145.2	182.2	430.9	489.2
Selling and administrative expenses	73.5	70.9	219.0	207.4
Research and development expenses	6.4	5.7	19.3	14.6
Plan settlement	-	-	-	1.3
Income from operations	65.3	105.6	192.6	265.9
Interest expense, net	(8.2)	(8.3)	(24.8)	(23.6)
Other income (expense) , net	2.5	3.2	(14.2)	4.0
Income before income taxes	59.6	100.5	153.6	246.3
Provision for income taxes	22.1	25.9	58.8	76.9
Net income	$ 37.5	$ 74.6	$ 94.8	$ 169.4
Net income per share
Basic	$ 0.47	$ 0.91	$ 1.17	$ 2.07
Diluted	$ 0.46	$ 0.91	$ 1.16	$ 2.07
Weighted average shares outstanding - (in thousands)
Basic	80,370	81,705	81,340	81,644
Diluted	80,948	82,013	81,804	81,794

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
	(unaudited; $ in millions)
Revenues
New units	$ 251.3	$ 347.2	$ 704.1	$ 973.9
Aftermarket parts and services	231.8	264.9	712.3	753.2
Total revenues	$ 483.1	$ 612.1	$ 1,416.4	$ 1,727.1
Gross profit
New units	$ 54.7	$ 80.2	$ 164.7	$ 198.7
Aftermarket parts and services	90.5	102.0	266.2	290.5
Total gross profit	$ 145.2	$ 182.2	$ 430.9	$ 489.2
Operating income
New units	$ 32.6	$ 55.9	$ 101.7	$ 129.2
Aftermarket parts and services	55.2	70.2	159.2	196.7
Unallocated	(22.5)	(20.5)	(68.3)	(60.0)
Total operating income	$ 65.3	$ 105.6	$ 192.6	$ 265.9
Bookings
New units	$ 125.1	$ 79.0	$ 730.1	$ 357.5
Aftermarket parts and services	235.4	211.8	752.9	693.8
Total bookings	$ 360.5	$ 290.8	$ 1,483.0	$ 1,051.3
Backlog - ending
New units	$ 1,384.4	$ 1,289.2	$ 1,384.4	$ 1,289.2
Aftermarket parts and services	353.6	355.7	353.6	355.7
Total backlog	$ 1,738.0	$ 1,644.9	$ 1,738.0	$ 1,644.9

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2010	2009
	(Unaudited; $ in millions, except share amounts)
Assets
Current assets
Cash and cash equivalents	$ 333.0	$ 223.2
Accounts receivable, less allowance for losses of $13.5 at 2010 and $14.4 at 2009	285.8	289.8
Inventories, net	297.4	353.0
Prepaid expenses and other	39.1	24.9
Deferred income taxes, net	43.0	45.4
Total current assets	998.3	936.3
Property, plant and equipment, net	269.2	268.9
Goodwill	489.5	486.0
Intangible assets, net	431.2	430.9
Other assets	25.5	28.1
Total assets	$ 2,213.7	$ 2,150.2

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 356.8	$ 412.0
Customer advance payments	221.0	165.2
Accrued income taxes payable	27.0	8.1
Loans payable	-	0.1
Total current liabilities	604.8	585.4
Deferred income taxes, net	44.0	38.5
Postemployment and other employee benefit liabilities	107.6	109.9
Long-term debt	370.0	370.0
Other noncurrent liabilities	44.7	33.8
Total liabilities	1,171.1	1,137.6
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 80,606,075 and 82,513,744 shares issued and
outstanding, respectively	0.8	0.8
Additional paid-in capital	344.2	396.6
Retained earnings	732.9	638.1
Accumulated other comprehensive loss	(35.3)	(22.9)
Total stockholders' equity	1,042.6	1,012.6
Total liabilities and stockholders' equity	$ 2,213.7	$ 2,150.2

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine months ended September 30,
	2010	2009
	(Unaudited; $ in millions)
Cash flows from operating activities
Net income	$ 94.8	$ 169.4
Adjustments to arrive at net cash provided by operating activities
Depreciation and amortization	38.5	37.9
Deferred income taxes	9.0	(1.3)
Stock-based compensation	10.0	8.0
Excess tax benefits from share-based compensation	(0.8)	-
Amortization of debt financing costs	2.4	2.4
Provision for losses on inventory	3.9	4.2
Plan settlement	-	(0.2)
Loss on sale of property, plant and equipment	0.6	0.1
Net (income) loss from equity investment	-	0.8
Working capital and other, net of acquisitions
Accounts receivable	10.9	61.8
Inventories	48.4	(38.2)
Accounts payable and accruals	(25.4)	(49.8)
Customer advances	59.5	(77.5)
Other	6.3	(38.0)
Net cash provided by operating activities	258.1	79.6
Cash flows from investing activities
Capital expenditures	(13.5)	(21.1)
Proceeds from sales of property, plant and equipment	0.2	1.0
Other investments	-	(5.0)
Acquisitions, net of cash	(68.8)	(12.7)
Net cash used in investing activities	(82.1)	(37.8)
Cash flows from financing activities
Proceeds from exercise of stock options	0.9	2.1
Excess tax benefits from share-based compensation	0.8	-
Purchase of treasury stock	(63.3)	-
Payments of long-term debt	(0.1)	(0.1)
Net cash (used in) provided by financing activities	(61.7)	2.0
Effect of exchange rate changes on cash and cash equivalents	(4.5)	7.3
Net increase in cash and cash equivalents	109.8	51.1
Cash and cash equivalents, beginning of the period	223.2	147.1
Cash and cash equivalents, end of period	$ 333.0	$ 198.2

CONTACT:  Investors, Blaise Derrico, Director Investor Relations of Dresser-Rand Group Inc., +1-713-973-5497